Exhibit 10.22

SALARY CONTINUATION AND NON-COMPETITION AGREEMENT

THIS SALARY CONTINUATION AND NON-COMPETITION AGREEMENT (the “Agreement”) dated and effective as of October 1, 2010, is made and entered into by and between IEC ELECTRONICS CORP (“IEC”) and JEFFREY T. SCHLARBAUM (“Executive”).

WITNESSETH :

WHEREAS, Executive has been an employee and officer of IEC since May 2004 and currently serves as Executive Vice President and President of IEC Contract Manufacturing; and

WHEREAS, the Board of Directors (“Board”) of IEC has elected Executive as President of IEC, effective on October 1, 2010; and

WHEREAS, as President, Executive will report to the Chief Executive Officer (“CEO”), and shall perform such duties and exercise such powers as may be delegated from time to time by the CEO or the Board, including, but not limited to, the responsibility for the sales and profits of each of IEC’s business units, current or future; and

WHEREAS, in recognition of such promotion, the Board has awarded Executive 10,000 shares of restricted stock effective on October 1, 2010; and

WHEREAS, the Board has determined that it is in the best interests of IEC and its shareholders to provide Executive with certain salary continuation payments upon the circumstances described below in order to provide Executive with enhanced financial security to assure the continued loyalty, cooperation and services of Executive; and

WHEREAS, the Board has conditioned Executive’s new title and responsibilities, his award of restricted shares and the payment of salary continuation to him under certain circumstances, on Executive’s execution of this Agreement and Executive’s compliance with the covenants set forth in Section 3 of this Agreement; and

WHEREAS, Executive acknowledges the receipt of such good and valuable consideration for his compliance with the covenants set forth in Section 3 of this Agreement.

NOW, THERFORE, in consideration of the mutual promises, benefits and covenants herein contained, the parties agree as follows:

1.           Employment at Will

IEC and Executive acknowledge and agree that Executive’s continued employment is “at will” and that their employment relationship may be terminated by either party at any time, for any reason, with or without cause.

Nothing contained in this Agreement shall: (a) confer on Executive any right to continue in the employ of IEC; (b) constitute any contract or agreement of employment; or (c) interfere in any way with the at-will nature of Executive’s employment with IEC.

2.           Salary Continuation

2.1           If Executive’s employment is terminated (i) by IEC without “Cause” (as defined below); or (ii) following a Change in Control (as defined below) and without Cause or for Good Reason (as defined below), IEC agrees to provide Executive with salary continuation for a period of twelve (12) months at the rate in effect immediately prior to the date of termination.  All withholding taxes and other deductions that IEC is required by law to make from wage payments to employees will be made from such salary continuation payments.  If Executive’s employment terminates as a result of death or Disability, such termination shall not be considered a termination without “Cause” that will enable Executive to receive any salary continuation payment.

2.2           Notwithstanding Section 2.1, Executive shall not be entitled to receive salary continuation payments (a) if he voluntarily terminates his employment with IEC except for Good Reason following a Change in Control; (b) if his employment terminates by reason of his death or Disability; or (c) if he is terminated by IEC for Cause.

2.3           Executive acknowledges and understands that IEC’s obligation to make the salary continuation payments in Section 2.1is conditioned upon each of the following:  (i) Executive’s continued compliance with his obligations under Section 3 of this Agreement; and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in form and substance satisfactory to IEC, which must be delivered to IEC within ten (10) business days after termination.  In the event that Executive breaches any of the covenants set forth in Section 3 of this Agreement, Executive will immediately return to IEC any portion of the salary continuation payments that have been paid to Executive pursuant to this Section.  Subject to Section 2.4, the salary continuation payments will commence to be paid to Executive as soon as practicable following the effectiveness of the Release.

2.4           Section 409A Specified Employee  If Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent required to comply with Section 409A of the Code, any salary continuation payments required to be made pursuant to Section 2.1 which are subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the date of termination, with the first payment equaling six (6) months of salary continuation.

2.5           Definitions      For purposes of this Agreement, the following terms shall have the following meanings:

2.5.1        “Cause” shall mean any of the following: Executive’s (i) substantial and material failure, or refusal to perform his assigned duties which is not cured within ten (10) days of Executive receiving written notice of such failure, provided that that a failure to meet the business plan of IEC alone, or good faith errors in judgment made by the Executive shall not constitute grounds for termination of the Executive for Cause; (ii) willful misconduct or gross negligence in the performance of his employment duties; (iii) continuing failure or refusal to observe material policies generally applicable to officers or employees of IEC unless such failure is capable of being cured and is cured within ten (10) days of Executive receiving written notice of such failure; (iv) failure to cooperate with any internal investigation of IEC; (v) commission of any act of fraud, theft, embezzlement or financial dishonesty with respect to IEC; (vi)  conviction of any felony, or an indictment for a crime which is of such impropriety or magnitude that it substantially adversely affects the business or  the reputation of IEC; (vii) material violation of the provisions of this Agreement unless such violation is capable of being cured and is cured within ten (10) days of Executive receiving written notice of such violation; or (viii) refusal to follow any legal and proper directive of the Board or Chief Executive Officer which is not cured within ten (10) days of Executive receiving written notice.

2.5.2                 “Change in Control” shall mean (a) the date of the acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding IEC  or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of  the combined voting power of IEC’s then outstanding voting securities (the “Voting Securities”); or (b) the date the individuals who constitute the board as of the effective date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the members of the board, provided that any person becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by IEC’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to the board was not endorsed by IEC’s management prior to, or at the time of, such individual’s initial nomination for election ) shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (c) the date of consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of IEC’s assets or the issuance of shares of stock of IEC in connection with the acquisition of the stock or assets of another entity; provided, however, that a Change in Control shall not occur under this clause (c) if consummation of the transaction would result in at least 51% of the total voting power represented by the Voting Securities of IEC (or, if not IEC, the entity that succeeds to all or substantially all of IEC’s business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 51% of the holders of outstanding Voting Securities of IEC immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (d) the date IEC files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report of item therein) that a change in control of IEC has or may have occurred, or will or may occur in the future, pursuant to any then existing contract or transaction.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Voting Securities as a result of the acquisition of Voting Securities by IEC which reduces the number of Voting Securities outstanding; provided that if after such acquisition by IEC such person becomes the beneficial owner of additional Voting Securities that increases the percentage of outstanding Voting Securities beneficially owned by such person, a Change in Control shall then occur.

2.5.3                 “Good Reason” shall mean the occurrence of any of the following events within the two-year period following a Change in Control without the Executive’s express written consent:  (i) a material and adverse change in Executive’s position, authority, duties or responsibilities; (ii) a reduction in Executive’s base salary; (iii) a failure to provide Executive with a package of fringe benefits that, though one or more elements may vary from those in effect immediately prior thereto, is substantially comparable to such fringe benefits; or (iv) a relocation of Executive’s principal place of employment by more than fifty (50) miles.

2.5.4                 “Disability” shall mean Executive is entitled to receive long-term disability benefits under the long-term disability plan of IEC in which Executive participates, or, if there is no such plan, Executive’s inability, due to physical or mental ill health, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for 180 days during any 365-day period, irrespective of whether such days are consecutive.

3.           Restrictive Covenants

The parties acknowledge that references to IEC in this Section 3 shall be deemed to be references to IEC and its affiliates and subsidiaries.

3.1           Unauthorized Disclosure        Executive agrees and understands that in his capacity as an executive officer of IEC, Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of IEC, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of IEC and other forms of information considered by IEC to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Executive agrees that at all times during Executive’s employment with IEC and thereafter, (i) Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with Executive’s employment with IEC without IEC’s prior written consent and shall not use or attempt to use any such information in any manner other than in connection with his employment with IEC, unless required by law to disclose such information, in which case Executive shall provide IEC with written notice of such requirement as far in advance of such anticipated disclosure as possible; (ii) Executive shall not delete, encrypt, password, protect or retain electronic files containing Confidential Information, or IEC materials (including emails and attachments) and (iii) Executive shall not take any other action that impairs, restricts, limits or impedes IEC’s ability to have full access and to use its Confidential Information.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of Executive’s employment with IEC, Executive shall promptly supply to IEC all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Executive during Executive’s employment with IEC, and any copies thereof in his (or capable of being reduced to his) possession.  At the end of Executive’s employment, Executive also agrees not to make IEC materials and data difficult to access.  Specifically, Executive agrees (i) not to delete or alter any IEC documents, or destroy or throw away materials; (ii) not to password protect or encrypt or reformat IEC documents; (iii) not to download IEC information or forward electronic files from the IEC computer systems to any other location; (iv) not access the IEC computer system, email system or voicemail system, including by remote access; and (v) not to solicit the assistance of any IEC employee or contractor to assist Executive in connection with such actions.

3.2           Non-Competition  By and in consideration of IEC’s entering into this Agreement and in further consideration of (i) Executive’s promotion to President of IEC; (ii) Executive’s award of restricted shares; (iii) IEC’s agreement to pay salary continuation as set forth in Section 2; and (iv) Executive’s exposure to the Confidential Information of IEC, Executive agrees that he shall not, during his continuation of employment with IEC and for a period of eighteen (18) months thereafter (the “Restriction Period”), directly or indirectly, perform similar employment functions for or on behalf of  any Restricted Enterprise (as defined below); provided that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 3.2, so long as Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.  For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of IEC; or (ii) proposed to be conducted by IEC in IEC’s business plan as in effect at that time.  During the Restriction Period, upon request of IEC, Executive shall notify IEC of Executive’s then current employment status.  Notwithstanding the foregoing, that it shall not be a violation of this Agreement for Executive to serve on the boards of directors of other companies which do not compete with IEC, with the Board’s prior written consent, which shall not be unreasonably withheld.

3.3           Non-Solicitation of Employees  Executive acknowledges that the relationship between IEC and its employees are valuable assets of IEC.  During Executive’s employment and during the Restriction Period, Executive agrees that Executive will not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of IEC.

3.4           Non-Solicitation of IEC Customers   Executive acknowledges that the relationship between IEC and its customers are valuable assets of IEC and that IEC has a legitimate interest in protecting the customer base it has created and maintained at its financial expense.  During Executive’s employment, and during the Restriction Period (other than in connection with carrying out his responsibilities for IEC), Executive agrees that he will not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of IEC (or prospective customer or client of IEC with whom IEC is negotiating or preparing a proposal for products or services) to terminate its business relationship or otherwise cease doing business in whole or in part with IEC, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between IEC and any of its or their customers or clients so as to cause harm to IEC.

3.5           Extension of Restriction Period    Executive acknowledges and agrees that the Restriction Period shall be tolled for any period during which Executive is in breach of any of Sections 3.2, 3.3 or 3.4 hereof.

3.6           Proprietary Rights  Executive shall disclose promptly to IEC any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during Executive’s employment with IEC and related to the business or activities of IEC (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by IEC, Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to IEC or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement.  Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by IEC as Executive’s employer.  Whenever requested to do so by IEC, Executive shall execute any and all applications, assignments or other instruments which IEC shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of IEC therein.  These obligations shall continue beyond the end of Executive’s employment with IEC with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Executive while employed by IEC, and shall be binding upon Executive’s employers, assigns, executors, administrators and other legal representatives.  In connection with his execution of this Agreement, Executive has informed IEC in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof as set forth on Exhibit A hereto (the “Existing Inventions”).  Notwithstanding anything to the contrary herein, the Developments shall not include any Existing Inventions.  If IEC is unable for any reason, after reasonable effort, to obtain Executive’s signature on any document needed in connection with the actions described in this Section 3.6, Executive hereby irrevocably designates and appoints IEC and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3.6 with the same legal force and effect as if executed by Executive.

3.7           Remedies      Executive agrees that any breach of the terms of this Section 3 would result in irreparable injury and damage to IEC for which IEC would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach, IEC shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all Persons acting for and/or with Executive, without having to prove damages, in addition to any other remedies to which IEC may be entitled at law or in equity, including, without limitation, the obligation of Executive to return any salary continuation payments made by IEC to IEC.  The terms of this paragraph shall not prevent IEC from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from Executive.  Executive and IEC further agree that the provisions of the covenants contained in this Section 3 are reasonable and necessary to protect the business of IEC because of Executive’s access to Confidential Information and his material participation in the operation of such business.

3.8           Litigation Support  Executive agrees to make himself reasonably available in the event IEC needs him to participate in any litigation involving IEC.  Executive shall be entitled to full reimbursement of all reasonable expenses incurred during such litigation support, upon presentation of appropriate documentation to IEC in accordance with IEC’s standard reimbursement policies and procedures.

4.           Miscellaneous

4.1           Amendments and Waivers     This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.2           Notices   Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service; (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier; or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
If to IEC:	IEC Electronics Corp.
105 North Street
Newark, New York 14513

ATTENTION: W. Barry Gilbert, Chairman of the Board and CEO

If to Executive:     to his home address as set forth in IEC's personnel records.

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

4.3           Governing Law   This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

4.4           Severability       Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 3 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

4.5           Entire Agreement        This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

4.6           Counterparts     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

4.7           Binding Effect  This Agreement shall inure to the benefit of, and be binding on, the successors of each of the parties, including, without limitation, Executive’s heirs and the personal representatives of Executive’s estate and any successor to all or substantially all of the business and/or assets of IEC.

4.8           Section 4.09A Compliance    This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact IEC, IEC agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payment or benefits to Executive.

4.9           Advice of Counsel    Executive acknowledges that Executive has had the opportunity to fully review this Agreement, and if Executive so chooses, to consult with counsel, and is fully aware of Executive’s rights and obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IEC ELECTRONICS CORP.

By: /s/ W. Barry Gilbert
Name:	W. Barry Gilbert
Title:	Chairman of the Board and
Chief Executive Officer

/s/ Jeffrey T. Schlarbaum
Jeffrey T. Schlarbaum

Exhibit A

Existing Inventions

None